Exhibit 16(b)

Computation of The Declaration Cash Account
Yield quotation based on the seven days
ended on the date of the balance sheet
as of December 31, 1997.


          ACCOUNT VALUE
                        (COMPOUNDED)              DIV FACTOR

12/24     DAY 0          1.000000
------------------------------------------------------------------------------
12/25     DAY 1          1.000011574              .000011574
12/26     DAY 2          1.000025081              .000013507
12/27     DAY 3          1.000038588              .000013507
12/28     DAY 4          1.000052095              .000013507
12/29     DAY 5          1.000066303              .000014208
12/30     DAY 6          1.000081361              .000015058
12/31     DAY 7          1.000098287              .000098287


     NET VALUE OF ACCOUNT AFTER 7 DAYS
     VALUE OF ACCOUNT AT BEGINNING OF PERIOD 1.000000
     NET CHANGE IN ACCOUNT VALUE

     Annualized Current Net Yield
        (.000098287 x 365/7)   divided by   1.000053327 = 0.51%

     Effective Yield              (.000098287 + 1) 365/7 - 1 = 0.51%